Exhibit 99.2

The Royal Bank of Scotland Group plc

1999 Executive Share Option Scheme

Approved by Shareholders on 14 January 1999

Approved by the Inland Revenue on 26 February 1999

New Bridge Street Consultants 20 Little Britain London EC1A 7DH Ref: N\2678\99ESOSR.DOC

1.	DEFINITIONS AND INTERPRETATION

(1)	In this Scheme, unless the context otherwise requires:-

“the Board” means the board of directors of the Company or a committee appointed by them;

“the Company” means The Royal Bank of Scotland Group plc (registered in Scotland No. 45551);

“the Grant Date” in relation to an option means the date on which the option was granted;

“Group Member” means:-

(a)	a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company’s holding company or a subsidiary of the Company’s holding company; or

(b)	a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; or

(c)	a body corporate:

(i)	in which a body corporate within paragraph (a) or (b) above owns 10 per cent. or more of the voting rights and over which it exercises a measure of influence (including representation on the board of directors of such company) and

(ii)	which has been designated by the Board for this purpose.

“the London Stock Exchange” means London Stock Exchange Limited;

“Participant” means a person who holds an option granted under this Scheme;

“Participating Company” means the Company or any Subsidiary or any company which is not under the control of any single person, but is under the control of two persons (within the meaning of section 840 of the Taxes Act 1988), one of them being the Company, and to which the Board has with the approval of the Inland Revenue resolved that this Scheme shall for the time being extend;

“Schedule 9” means Schedule 9 to the Taxes Act 1988;

“Scheme” means The Royal Bank of Scotland Group plc 1999 Executive Share Option Scheme established by the Rules and the Schedule hereto (“the Approved Part”) and the Appendix hereto (“the Non-Approved Part”);

“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985) and of which the Company has control (within the meaning of section 840 of the Taxes Act 1988);

“the Taxes Act 1988” means the Income and Corporation Taxes Act 1988;

and expressions not otherwise defined in this Scheme have the same meanings as they have in Schedule 9.

(2)	Any reference in this Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(3)	Expressions in italics are for guidance only and do not form part of this Scheme.

2.	ELIGIBILITY

(1)	Subject to sub-rule (3) below, a person is eligible to be granted an option if (and only if) he is a full-time director or qualifying employee of a Participating Company and he is required to devote substantially the whole of his working time to the business of one or more Participating Companies.

(2)	For the purposes of sub-rule (1) above:-

(a)	a person shall be treated as a full-time director of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with that and any other Participating Company not less than 25 hours a week;

(b)	a qualifying employee, in relation to a Participating Company, is an employee of the Participating Company (other than one who is a director of a Participating Company).

(3)	A person is not eligible to be granted an option at any time:-

(a)	within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment; or

(b)	when he is not eligible to participate in this Scheme by virtue of paragraph 8 of Schedule 9 (material interest in close company).

3.	GRANT OF OPTIONS

(1)	Subject to Rule 4 below, the Board may grant an option to acquire shares in the Company which satisfy the requirements of paragraphs 10 to 14 of Schedule 9 (fully paid up, unrestricted, ordinary share capital), upon the terms set out in this Scheme and upon such other objective terms as the Board may specify, to any person who is eligible to be granted an option in accordance with Rule 2 above; and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

(2)	The price at which shares may be acquired by the exercise of an option shall be determined by the Board before its grant, but shall not be less than:-

(a)	if shares of the same class as those shares are quoted in the London Stock Exchange Daily Official List, the middle-market quotation of shares of that class (as derived from that List) on the dealing day before Grant Date or such other dealing day as may have been agreed with the Inland Revenue;

(b)	if paragraph (a) above does not apply, the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of this Scheme with the Shares Valuation Division of the Inland Revenue, on the Grant Date or such other day as may be agreed with the Inland Revenue; and

(c)	in the case of an option to acquire shares only by subscription, the nominal value of those shares.

(3)	An option may only be granted:-

(a)	within the period of 6 weeks beginning with:

(i)	the date on which this Scheme is approved and adopted by the Company; or

(ii)	the date on which this Scheme is approved by the Inland Revenue under Schedule 9; or

(iii)	the dealing day next following the date on which the Company announces its results for any period; or

(b)	at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify its grant; and

(c)	within the period of 10 years beginning with the date on which this Scheme is adopted by the Company.

(4)	An option granted to any person:-

(a)	shall be granted for no consideration;

(b)	shall not, except as provided in Rule 5(4) below, be capable of being transferred by him; and

(c)	shall lapse forthwith if he is adjudged bankrupt or enters into a voluntary arrangement with his creditors.

4.	LIMITS

5% in 10 years: executive options

(1)	No options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year under this Scheme or under any other executive share option scheme adopted by the Company to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

2.5% in 4 years from 14 January 1999: executive options

(2)	No options shall be granted in the period of 4 years beginning with the date on which this Scheme was approved and adopted by the Company in general meeting which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in that period under this Scheme or under any other executive share option scheme adopted by the Company to exceed such number as represents 2.5 per cent of the ordinary share capital of the Company in issue at that time.

3% in 3 years: executive options

(3)	No options shall be granted in the period of 3 calendar years beginning with the year 1999 or any successive period of 3 years which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the 3-year period in question under this Scheme or under any other executive share option scheme adopted by the Company to exceed such number as represents 3 per cent. of the ordinary share capital of the Company in issue at that time.

5% in 5 years: all schemes

(4)	No options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in that year and the preceding four years, or shall have been issued in that period otherwise than in pursuance of options, under the Scheme or under any other employees’ share scheme adopted by the Company to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

10% in 10 years: all schemes

(5)	No options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year, or shall have been issued in that period otherwise than in pursuance of options, under this Scheme or under any other employees’ share scheme adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

4 times remuneration limit on new issue shares

(6)	No person shall be granted options which would, at the time they are granted, cause the market value of the shares in the Company for which he may subscribe in pursuance of outstanding options granted to him in the period of 10 years ending at that time under this Scheme, or under any other executive share option scheme adopted by the Company, to exceed 4 times the higher of the total remuneration (excluding benefits in kind) expressed as an annual rate payable by the Participating Companies to him as at that time and the total remuneration (excluding benefits in kind) received by him in any period of 12 months ending within the preceding 3 years in respect of his office or employment with the Participating Companies; and for the purposes of this sub-rule:-

(a)	any option which shall have been released to any extent shall be treated to that extent as if it were still exercisable;

(b)	shares in a Participating Company shall not be regarded as benefits in kind; and

(c)	where a payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange published in a national newspaper as the Board shall reasonably determine.

Replacement options (new issue shares)

(7)	Where an option is granted to replace options previously granted under the Scheme which have been exercised or which have lapsed and which would result in the value of options to subscribe for new shares granted under the Scheme in any ten year period exceeding the limit specified in sub-rule (6) above, then the option shall only be granted where the Remuneration Committee of the Board is satisfied that the Company’s performance has been subject to sustained improvement in the period of two or three years prior to the proposed Grant Date.

£30,000 on approved options (catches market purchased and new issue shares)

(8)	No person shall be granted options under the Approved Part of the Scheme which would, at the time they are granted, cause the aggregate market value of the shares which he may acquire in pursuance of options granted to him under the Approved Part of the Scheme or under any other share option scheme, not being a savings-related share option scheme, approved under Schedule 9 and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed £30,000 or such other limit as may from time to time be specified in the Taxes Act.

(9)	For the purposes of this Rule, the market value of the shares in relation to which an option was granted shall be calculated:-

(a)	in the case of an option granted under this Scheme, as on the day by reference to which the price at which shares may be acquired by the exercise thereof was determined in accordance with Rule 3(2) above;

(b)	in the case of an option granted under any other approved scheme, as at the time when it was granted or, in a case where an agreement relating to the shares has been made under paragraph 29 of Schedule 9, such earlier time or times as may be provided in the agreement; and

(c)	in the case of any other option, as on the day or days by reference to which the price at which shares may be acquired by the exercise thereof was determined.

(10)	Any option granted under this Scheme shall be limited and take effect so that the above limits are complied with.

5.	EXERCISE OF OPTIONS

(1)	The exercise of any option shall be effected in the form and manner prescribed by the Board provided that an option shall only be exercised by a Participant giving a notice in writing to the Company or its appointed agent (in such form as may be prescribed from time to time by the Board). The notice shall take effect upon its receipt by the Company and the date of such receipt shall constitute the date of exercise of the Option.

(2)	Subject to sub-rules (4) and (5) below and to sub-rules (1) and (3) of Rule 6 below, an option may not be exercised before the third anniversary of the Grant Date.

(3)	Subject to sub-rule (4) and paragraphs (a) and (c) of sub-rule (5) below and to Rule 6 below, an option may not be exercised if the relevant condition is not satisfied; and in this sub-rule the relevant condition is a condition related to performance which is specified by the Board under Rule 3(1) above or, if there is no such condition, the condition in the Schedule to this Scheme.

(4)	If any Participant dies, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death, provided that his death occurs at a time when either he is a director or employee of a Group Member or he is or would but for sub-rule (3) above be entitled to exercise the option by virtue of sub-rule (5) below.

(5)	If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him:-

(a)	if he so ceases by reason of injury, disability, ill-health or redundancy (within the meaning of the Employment Rights Act 1996), or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the option may (and subject to sub-rule (4) above must, if at all) be exercised within the exercise period;

(b)	if he so ceases by reason of retirement on or after reaching the age at which he is bound to retire in accordance with the terms of his contract of employment, the option may (and subject to sub-rule (4) above must, if at all) be exercised within the exercise period, but subject to sub-rule (3) above;

(c)	if he so ceases for any other reason, the option may not be exercised at all unless the Board shall so permit, in which event it may (and subject to sub-rule (4) above must, if at all) be exercised to the extent permitted by the Board within the exercise period;

and in this sub-rule the exercise period is the period which shall expire 12 months after his so ceasing, or, at the Board’s discretion, 42 months after the Grant Date, whichever is later.

(6)	A Participant shall not be treated for the purposes of sub-rule (5) above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member, and a female Participant who ceases to be a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising her option shall be treated for those purposes as not having ceased to be a director or employee.

(7)	Subject to sub-rule (4) above, but notwithstanding any other provision of this Scheme, an option may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board may have determined before its grant) beginning with the Grant Date.

(8)	A Participant shall not be eligible to exercise an option at any time when he is not eligible to participate in this Scheme by virtue of paragraph 8 of Schedule 9 (material interest in close company).

(9)	Within 30 days after an option has been exercised by any person, the Board shall allot to him (or a nominee for him) or, as appropriate, procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised, provided that:-

(a)	the Board considers that the issue or transfer thereof would be lawful in all relevant jurisdictions; and

(b)	in a case where a Group Member is obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option and/or for any social security contributions recoverable from the person in question (together, the “Tax Liability”), that person has either:

(i)	made a payment to the Group Member of an amount equal to the Tax Liability; or

(ii)	entered into arrangements acceptable to that or another Group Member to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Group Member of the relevant amount out of the proceeds of sale or otherwise).

(10)	All shares allotted under this Scheme shall rank equally in all respects with shares of the same class then in issue except for any rights attaching to those shares by reference to a record date prior to the date of the allotment.

6.	TAKEOVER, RECONSTRUCTION AND WINDING-UP

(1)	If any person obtains control of the Company as a result of making:-

(a)	a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company; or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the shares over which options have been granted under the Scheme;

(or, in either case, such part thereof as is not already owned or controlled by the person making the offer) then notice in writing thereof shall be given by the Company to each Participant as soon as practicable thereafter and each Participant shall be entitled, subject to sub-rule (2) below, to exercise all or any of his options then subsisting within a period of six months of the date when the person making the offer has obtained control of the Company and any condition subject to which the offer is made has been satisfied or waived PROVIDED THAT if the person making such general offer becomes entitled to exercise the rights of compulsory acquisition of shares over which options have been granted under the Scheme pursuant to Sections 428 to 430 of the Companies Act 1985, the Company shall give notice in writing thereof to all Participants as soon as practicable after becoming aware of that fact and if such rights of compulsory acquisition are in fact exercised, options shall lapse one month after the date of the notice given to shareholders pursuant to Section 429 of the Companies Act 1985 to the extent that they have not been exercised.

(2)	If as a result of any event specified in sub-rule (1) above, a company has obtained control of the Company and that other company (in the Scheme referred to as “the Acquiring Company”) has so agreed, a Participant may, within the appropriate period, release all of his options then subsisting (in the Scheme referred to as “the Old Options”) for the grant to him of new options (in the Scheme referred to as “the New Options”) which satisfy the following conditions:-

(a)	they are over shares in the Acquiring Company or in some other company falling within sub-paragraphs (b) or (c) of paragraph 10 to Schedule 9 which satisfy the conditions specified in paragraphs 10 to 14 (inclusive) of Schedule 9;

(b)	they are rights to acquire such number of shares as have on acquisition of the New Options an aggregate market value equal to the aggregate market value of the shares subject to the Old Options on their release;

(c)	they have an option price per share such that the aggregate price payable on exercise of all the New Options equals the aggregate price which would have been payable on exercise of all the Old Options; and

(d)	they are otherwise in identical terms to the Old Options.

(3)	If a company becomes bound or entitled to acquire shares in the Company under Sections 428 to 430 of the Companies Act 1985, a Participant shall be entitled at any time within the appropriate period by agreement with the Acquiring Company, to release all his Old Options for the grant to him of New Options which satisfy the conditions set out in sub-rule (2) above.

(4)	If, under Section 425 of the Companies Act 1985, the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with another company or companies:-

(a)	notice in writing thereof shall be given by the Company to each Participant as soon as practicable and thereupon a Participant may exercise all or any of his options then subsisting within one month of such notification, but (subject to paragraph (b) below) to the extent that such options are not exercised within that period, they shall lapse on the expiration thereof; and

(b)	where the person obtaining control of the Company under such scheme is a company, a Participant shall be entitled within the appropriate period by agreement with such Acquiring Company, to release all his Old Options for the grant to him of New Options which satisfy the conditions set out in sub-rule (2) above.

(5)	In any circumstances where sub-rules (2), (3) or (4) above are otherwise capable of application, the Company shall use all reasonable endeavours to procure, so far as it is able to do so, that the Acquiring Company shall enter into the agreement referred to in sub-rules (2), (3) or (4) above as the case may be.

(6)	The New Options shall, for the purposes of the Scheme, be treated as having been granted at the same time as the Old Options.

(7)	If a Participant is allotted shares pursuant to the exercise of an option under sub-rule (1) above, the Company shall use all reasonable endeavours to procure, so far as it is able to do so, that the person obtaining control of the Company as a result of making a general offer as aforesaid, or the person becoming bound or, as the case may be, entitled to acquire shares under Sections 428 to 430 of the Companies Act 1985, shall acquire from the Participant the shares so allotted to him upon the same terms as the shares acquired pursuant to the said general offer or, as the case may be, Sections 428 to 430 of the Companies Act 1985.

(8)	If the Company passes a resolution for voluntary winding up, the Board shall forthwith notify every Participant thereof and an option granted under the Scheme which is still subsisting may be exercised within one month of such notification.

(9)	For the purposes of this Rule, (other than sub-rule (2) above) a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it and the term “control” in this Rule shall have the meaning given thereto in Section 840 of the Taxes Act 1988.

(10)	For the purposes of this Rule, the “appropriate period” shall have the meaning given in paragraph 15(2) of Schedule 9.

7.	VARIATION OF CAPITAL

(1)	Subject to sub-rule (3) below, in the event of any variation of the share capital of the Company, the Board may make such adjustments as it considers appropriate under sub-rule (2) below.

(2)	An adjustment made under this sub-rule shall be to one or more of the following:-

(a)	the number of shares in respect of which any option may be exercised;

(b)	the price at which shares may be acquired by the exercise of any option;

(c)	where any option has been exercised but no shares have been allotted or transferred pursuant to the exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired.

(3)	At a time when this Scheme is approved by the Inland Revenue under Schedule 9, no adjustment under sub-rule (2) above shall be made without the prior approval of the Inland Revenue.

(4)	An adjustment under sub-rule (2) above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised and which are to be allotted pursuant to the exercise exceeds the price at which the shares may be subscribed for and to apply that sum in paying up that amount on the shares; and so that on the exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

8.	ALTERATIONS

(1)	Subject to sub-rules (2), (4) and (5) below, the Board may at any time alter this Scheme or the terms of any option granted under it (having regard to the fact that, if an alteration which does not solely relate to a special term is made at a time when this Scheme is approved by the Inland Revenue under Schedule 9, the approval will not thereafter have effect unless and until the Inland Revenue have approved the alteration).

(2)	Subject to sub-rule (3) below, no alteration to the advantage of the persons to whom options may be granted shall be made under sub-rule (1) above to any of Rules 2, 4(1) to (7) inclusive, 7(1) and (2) without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3)	Sub-rule (2) above shall not apply to:-

(a)	any minor alteration to benefit the administration of this Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member; or

(b)	any alteration solely relating to a special term.

(4)	No alteration to the disadvantage of any Participant shall be made under sub-rule (1) above unless:-

(a)	the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration; and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.

(5)	No alteration which solely relates to a special term subject to which an option has been granted shall be made under sub-rule (1) above unless:-

(a)	there shall have occurred an event which shall have caused the Board reasonably to consider that the special term would not, without the alteration, achieve its original purpose; and

(b)	the Board shall act fairly and reasonably in making the alteration.

(6)	Any reference in this Rule to a special term is a reference to a term specified by the Board as mentioned in Rule 3(1) above or a term set by the Schedule to this Scheme.

9.	MISCELLANEOUS

(1)	The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in this Scheme or any right which he may have to participate in it, and an individual who participates in it shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option as a result of such termination.

(2)	In the event of any dispute or disagreement as to the interpretation of this Scheme, or as to any question or right arising from or related to this Scheme, the decision of the Board shall be final and binding upon all persons.

(3)	Any notice or other communication under or in connection with this Scheme may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

10.	INTERPRETATION

The Scheme (including any documents relating to the Scheme) shall be governed and construed in accordance with the Laws of Scotland.

SCHEDULE

1.	The condition in this Schedule is that, looking at two associated financial years of the Company of which the later one is the third financial year after the earlier one, the earnings per share of the Company for the later one must have exceeded its earnings per share for the earlier one by an amount which, when expressed as a fraction of the last mentioned earnings per share, is not less than ((R2-R1)/R1) + 0.09, where R1 is the retail prices index for the last month in the earlier year and R2 is the retail prices index for the last month in the later year.

2.	For the purposes of this Schedule:-
(a)	the earnings per share of the Company shall be calculated on such basis as shall have been determined by the Board from time to time;

(b)	two financial years of the Company are associated if the earlier one is not earlier than the financial year of the Company last preceding the Grant Date and the later one is not later than the financial year of the Company last preceding the date on which the option is exercised;

(c)	“financial year” has the same meaning as in section 742 of the Companies Act 1985;

(d)	the retail prices index is the general index of retail prices (for all items) published by the Office for National Statistics or, if that index is not published for the month in question, any substituted index or index figures published by that Office.

3.	The Board may make such adjustments to the method of calculating the Company’s earnings per share or any other feature of the terms of this Schedule as it considers appropriate to take account of:-

(a) any increase or variation of the share capital of the Company;

(b) any change to SSAP No.3;

(c) there being no earnings per share of the Company for any relevant financial year; or

(d) any other factors considered by the Board to be relevant.

APPENDIX

NOTE:	This Appendix is not approved by the Inland Revenue under Schedule 9. Options may be granted in accordance with such provisions as would be applicable if the Approved Part of the Scheme were herein set out in full, mutatis mutandis, subject to the following modifications.

1.	In Rule 1 (“Definitions and Interpretation”)

In	the definition of “Participating Company”, delete the words “with the approval of the Inland Revenue”.

2.	In Rule 2 (“Eligibility”)

Delete sub-rule (3) and replace it with:

“(3) A person is not eligible to be granted an option at any time within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment.”.

3.	In Rule 3 (“Grant of Options”)

(a)	in sub-rule (1)(a) delete the words “which satisfy the requirements of paragraphs 10 to 14 of Schedule 9 (fully paid up, unrestricted, ordinary share capital)”; and

(b)	in sub-rule (2)(a) delete the words “as may have been agreed with the Inland Revenue” and replace these with “which has been designated by the Board”.

4.	In Rule 4 (“Limits”)

(a)	delete sub-rule (8) in its entirety and re-number the remainder of the Rule accordingly; and

(b)	delete sub-rule (9)(b) in its entirety and re-number the remainder of the sub-rule accordingly (and add the word “and” at the end of sub-rule (9)(a)).

5.	In Rule 5 (“Exercise of Options”)

Delete	sub-rule (8) in its entirety and re-number the remainder of the Rule accordingly.

6.	In Rule 6 (“Takeover, Reconstruction and Winding-Up”)

(a)	delete sub-rules (2) and (3) and re-number the remainder of the Rule accordingly;

(b)	in sub-rule (4), delete the words “(subject to paragraph (b) below)” in sub-rule (4)(a), delete sub-rule (4)(b) in its entirety and amend the punctuation of sub-rule (4) accordingly;

(c)	delete sub-rules (5) and (6) and re-number the remainder of the Rule accordingly;

(d)	in sub-rule (9) delete the words (other than in sub-rule (2) above);

(e)	delete sub-rule (10).

7.	In Rule 7 (“Variation of Capital”)

(a)	in sub-rule (1) delete the words “Subject to sub-rule (3) below,” and amend the punctuation accordingly;

(b)	delete sub-rule (3) in its entirety and re-number the remainder of the Rule accordingly.

8.	In Rule 8 (“Alterations”) in sub-rule (1) delete all the words in brackets.